(EPS)
COLUMBUS McKINNON CORPORATION
COMPUTATION OF EARNINGS PER SHARE
Exhibit 11.1

                                        Three Months Ended
                                 -------------    ------------
                                 June 30, 1996    July 2, 1995
Primary and fully diluted:       -------------    ------------
Weighted average common
     shares outstanding             13,199,818       7,017,073
Weighted average shares issued
     in fiscal 1996 (1)                      0         121,692
Weighted average shares issued
     in fiscal 1996 which can be
     repurchased (2)                         0        (110,305)
                                    ----------       ---------
       Total                        13,199,818       7,028,460
                                    ==========       =========
Net income applicable to
     common shareholders            $5,032,000      $2,999,500
Net income per
     common share                         0.38            0.43

- - ------------------------------------
(1) Includes shares issued since December 20, 1994 (one year prior to the initial filing of the IPO registration statement) at $12.69 per share which is less than the initial public offering price of $15 deemed outstanding for all periods presented in accordance with Staff Accounting Bulletin No. 83.
(2) Represents the number of shares assumed to be purchased at $14 per share, the IPO mid-point price, with proceeds from the shares issued in 1996.